Exhibit 28 (h)(10)
AMENDMENT TO CO-ADMINISTRATION AGREEMENT, TRANSFER
AGENCY AGREEMENT, OMNIBUS FEE AGREEMENT, COMPLIANCE
SERVICES AGREEMENT AND FUND ACCOUNTING AGREEMENT
     AMENDMENT made as of the ___day of July 2009, between FIRST FUNDS (formerly known as Legacy Funds Group), a Massachusetts business trust (the “Trust”), and CITI FUND SERVICES OHIO, INC. (formerly known as BISYS Fund Services Ohio, Inc.), an Ohio corporation (“Citi”), to the (i) Co-Administration Agreement, (ii) Transfer Agency Agreement, (iii) Fund Accounting Agreement and (iv) Omnibus Fee Agreement, each dated August 26, 2005 and (v) the Compliance Services Agreement dated August 1, 2007, between the Trust and Citi (as amended and in effect on the date hereof, each, an “Agreement” and collectively, the “Agreements”).
     WHEREAS, the Trust previously notified Citi of its intent not to renew each Agreement at the expiration of the current term (August 26, 2009);
     WHEREAS, the parties now wish to extend the term of each Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree to amend each Agreement as follows:
          1. Notwithstanding anything in the Agreements or the Trust’s termination notice dated June 15, 2009 to the contrary, each Agreement shall continue in effect until terminated as follows: either party may terminate the Agreement at any time upon the provision of thirty days’ prior written notice.
     2. Representations and Warranties.
     (a) The Trust represents that (i) it has full power and authority to enter into and perform this Amendment (ii) this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii) the Board has approved this Amendment.
     (b) Citi represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
     (a) This Amendment supplements and amends each Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of any Agreement or any provisions of any Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

Exhibit 28 (h)(10)
     (b) Each reference to an Agreement in each other Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of each Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
     (e) This Amendment has been executed on behalf of the Trust by the undersigned officer of the Trust in his or her capacity as an officer of the Trust. The obligations of this Amendment shall only be binding upon the assets and property of the Trust and shall not be binding upon any Board member, officer or shareholder of the Trust individually.
          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

FIRST FUNDS

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date: